UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2022

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including
area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available around August 19, 2022.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	failing to maintain and protect our brand, independence, and reputation;

•	liability related to cybersecurity and the protection of confidential information, including personal information about individuals;

•	liability for any losses that result from an actual or claimed breach of our fiduciary duties or failure to comply with applicable securities laws;

•	compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, or our investment advisory, ESG, and index businesses;

•	failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy;

•	the failure to recruit, develop, and retain qualified employees;

•	inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event, including an outage of our database, technology-based products and services or network facilities;

•	failing to differentiate our products and services and continuously create innovative, proprietary and insightful financial technology solutions; prolonged volatility or downturns affecting the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business;

•	failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world;

•	liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products;

•	the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate;

•	the impact of the current COVID-19 pandemic and government actions in response thereto on our business, financial condition, and results of operations;

•	challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India;

•	our indebtedness could adversely affect our cash flows and financial flexibility; and

•	the failure to protect our intellectual property rights or claims of intellectual property infringement against us.

Investor Questions and Answers: July 22, 2022

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a regular basis. The following answers respond to selected questions received through June 30, 2022. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

Operating Margin

1)	You have previously disclosed margin rankings between license-based, asset-based and transaction-based but also have various businesses in different stages of maturity. How should we think about margins both today and long-term for key products and services such as PitchBook, DBRS Morningstar, Morningstar Data, Morningstar Direct, Investment Management, Workplace Solutions, Morningstar Advisor Workstation, Morningstar Indices, or Sustainalytics?

While we don’t disclose margins for individual product areas, we discussed the relative margin rankings of different revenue categories at our 2020 Annual Shareholder Meeting. If we looked at performance for the year ended December 31, 2021, our licensed-based areas (in aggregate) carried the highest adjusted operating margins, followed by our transaction-based areas, and then our asset-based areas.

Licensed-based products continue to offer, in aggregate, the highest margins, reflecting the operating leverage in data, research, and software subscription sales. Licensed-based revenue accounted for 66.6% of our consolidated revenue in 2021 and included sales generated by products including PitchBook, Morningstar Data, Morningstar Direct, Morningstar Advisor Workstation, and Morningstar Sustainalytics. Within this group, we are investing particularly heavily in PitchBook and Sustainalytics.

Our transaction-based margins are, in aggregate, below those offered by licensed-based products and the company average. This category includes DBRS Morningstar, an area of significant investment.

Asset-based revenues have the lowest level of aggregate margins across our product groupings. These products are generally priced as basis points on assets under management and see positive leverage as asset values appreciate and the reverse during periods of market decline. Asset-based products represented 15.6% of our 2021 consolidated revenue and include revenue generated by Wealth Management (including Investment Management), Workplace Solutions, and Morningstar Indexes products. The Investment Management and Index areas have lower margins reflecting the significant investment we are making to drive growth and scale. Notably, as we build important capabilities in Wealth (including in direct indexing and our TAMP), our goal is to grow AUM and our revenue per advisor over time. Workplace, with our established managed account offering and steady growth profile, has the highest product area margins in the grouping and also ranks among the highest margin areas in Morningstar.

We will include an update on our relative margin profile across different revenue lines at our next Annual Shareholder Meeting.

2)	At the recent investor day in May 2022, Mr Dubinsky talked to Morningstar’s speed of topline growth versus peers. Are we to take from this that Morningstar is targeting topline growth over margin expansion at this time? If so, can you please provide some thoughts on the targeted rate of organic topline growth, timing of margin expansion, and the long term margin targets?

We are prioritizing our investments in areas of the business where we see the opportunity to grow, build scale, and generate attractive long-term returns. We know that these investments can put pressure on margins in the short-term, but we do not anticipate that they will come at the expense of long-term returns or future margin expansion. That said, while organic growth is a key focus for our teams, we also evaluate our investments by the rates of operating income and free cash flow growth they generate over the long-term and expect that as they scale, so too do their margins.

We do not provide guidance on specific revenue or margin targets.

3)	Operating Leverage / Margins / Investment Levels - I am trying to take a long-term perspective so 10 years seemed reasonable. If I take 2011 revenue of $631.4mm and Adj. Operating Income of $165.7mm (reported operating income of $138.4mm plus amortization of intangibles of $27.3mm) I get an Adj. Operating Margin of 26.2% vs. the 21.4% reported in 2021A. If I take the $197.7mm of increased Adj. Operating Income and divide by the $1,067.9mm, I get an incremental margin of 18.5%. Most peer data/analytics companies discuss incremental operating margins of 50% if not higher. Realizing M&A is not giving a fully apples to apples comparison, if I assume 50% incremental margins on the last 10 years of revenue, I would get an Adj. Operating Income of $699.7mm or margins of 41.2%. This implies MORN is "investing" ~$336mm ($699.7mm at a 50% incremental margin less the $363.4mm reported in 2021). Is this a reasonable framework to think about the levels of investment the Company is making across its various growth opportunities?

As you note, the evolution of our operating margin reflects our significant investment in the business in recent years. That said, it’s difficult to make a direct comparison with competitors given the differences in our business mix. We’re also not able to comment on their incremental operating margins.

To help address your underlying question, we’d direct you to our 2022 Annual Shareholder Meeting presentation which included an analysis of the evolution of Morningstar’s operating and adjusted operating margins since 2017. (You can find this analysis on slide 51 of the presentation.) Adjusted operating margins were relatively flat over the period, increasing modestly from 21.2% in 2017 to 21.3% in 2021. Over this period, we saw a $617 million increase in expenses (excluding-M&A related expenses), reflecting the investment we made in the business to drive growth and long-term returns. We also provided a breakdown of the impact of those expenses on margins. Increases in compensation costs, which reflect growth in headcount and salaries and benefits paid to employees, were responsible for a 160 basis point drag on margins. Data and infrastructure costs, which include spending on data inputs, software, and our technology infrastructure to support our products and services, accounted for another 140 basis point negative impact on margins. Offsetting these costs, we benefited from leverage in advertising and marketing expenses, with a 140 basis point positive impact on margins, and depreciation and amortization and other expenses, with a 170 basis point positive impact. (Adjusted operating income excludes intangible amortization expense and all M&A related expenses and earn-outs.)

4)	Are Pitchbook and Sustainalytics profitable today?

We don’t provide detail on profitability at the product level. We continue to invest heavily in both PitchBook and Sustainalytics to capitalize on market opportunities. In the case of Sustainalytics in particular, investments in our suite of climate and impact products are significant and have a meaningful impact on our current margin profile.

Headcount and Talent

5)	Headcount increases have been flagged as the main headwind to margins in recent quarters. Is now the right time to be increasing headcount aggressively given inflation? Peers appear to be taking the opposite approach and slowing investment to counter revenue headwinds at this time.

We take a long-term view of our investment priorities, including spending on increased headcount. We continue to invest where we see attractive opportunities to grow, achieve scale, and generate strong long-term returns. That said, we acknowledge certain challenges in the current economic environment and are taking these into consideration as we make spending decisions, including around the pace of hiring. We will continue to be prudent and will adjust as necessary to balance our long-term priorities against changes in market conditions.

6)	Revenue/employee is lower than peers and headcount expanded by 1,600 people or 20% in 2021, does this imply there is some structural limit to growth at Morningstar relative to other data/analytics peers? Does the focus on ratings, scores, and more human capital intensive data require more headcount than some peers with higher margins?

We don’t see any structural limits to growth. The headcount increases you reference and the impact on revenue per employee reflect the significant investments we are making in parts of the business where we see attractive opportunities to grow, achieve scale, and generate attractive long-term returns. These areas are growing rapidly and many products, including in Wealth, Indexes and DBRS Morningstar, do not yet have the scale that our competitors enjoy. (Please refer to the questions we answered in May 2022 on revenue per employee). Additionally, we have made substantial investments in Morningstar Sustainalytics, which has led to an acceleration of revenue. We continue to invest in areas like this because we see unique opportunities—such as with climate and impact data—to make upfront investments that can pay off for years.

You mention ratings as a data point. We continue to invest behind DBRS Morningstar to grow our asset class coverage and build a more substantial corporate franchise in the U.S. and Europe. While human capital is required in the credit rating process, we expect to realize operating efficiencies as we grow and scale. In 2021, DBRS Morningstar generated $271 million in revenue, primarily from credit ratings. That compares to $3.8 billion in ratings revenue for Moody’s Investor Services segment and $4.1 billion for S&P’s Ratings segment. By comparison, Moody’s and S&P’s size and market share in the US investment-grade corporate market create significant operating leverage and support strong margins and headcount efficiencies. DBRS Morningstar has a similar profile in our Canadian franchise due to our leading market share.

Capital Allocation and Capital Structure

7)	Can you please clearly lay out, in order of preference, your near-term capital allocation priorities (i.e., order of preference between M&A, reinvestment in the business, and buybacks). Would Morningstar be prepared to use public debt markets or paper in order to fund the next stage of growth if opportunities arise?

We continue to take a balanced approach to capital allocation with a primary emphasis on organic opportunities to drive growth. That said, we’ve retained flexibility over the years to be opportunistic and pursue M&A opportunities that support our growth strategies. Returning cash to shareholders is a key component of our capital deployment, evidenced by steady dividend growth over the years and more aggressive share repurchase when we see the opportunity for returns. In the first quarter of 2022, we repurchased $111 million in Morningstar stock.

In the past, we have used the debt market to help fund our business needs. We issued our first private placement in 2020 for $350 million. For LCD, we put a new $650 million term loan in place to help finance the transaction. We will continue to look at the right financing options that fit our strategic and capital structure objectives and remain open using the private placement market in the future.

8)	Capital Structure - Morningstar has historically run a conservative balance sheet/capital structure. What gives management the confidence to take gross debt/EBITDA to 2.3x for the LCD acquisition? Is there a limit to leverage levels you would go to for the right asset?

With the recent acquisition of LCD, we have increased our leverage to 2.3x Debt/EBITDA on a proforma basis based on the calculations in our credit agreement and senior notes. We believe that level is manageable to operate the business and continue to pursue our capital allocation priorities. In the past we have increased our debt position and taken leverage levels up to pursue acquisitions (notably with PitchBook and DBRS). It's worth noting that our current credit agreement caps our leverage at 3.75x Debt/EBITDA in the event of an acquisition. All told, we will continue to make sure we are prudent with a focus on maintaining a strong balance sheet.

9)	International Cash - Given that 67% of cash is currently international, how does that impact how investors should evaluate the balance sheet/capital structure. Can international cash be used for M&A, buybacks, dividends? Why not bring it back to the US?

We do have a substantial level of cash outside the U.S. Bringing cash to the U.S. often triggers adverse tax consequences, but we have worked to minimize that balance over time through efficient repatriation activities and strategic opportunities. As an example, we recently completed the final cash payment of the purchase consideration for Sustainalytics by fully funding that commitment with overseas cash.

Acquisitions

10)	Can you please provide evidence that Sustainalytics, PitchBook / LCD, and DBRS are being integrated into the business to extract both costs and revenue synergies or are these being run in silo? Why have we not seen an improvement in revenue per employee as these businesses have been integrated and topline growth accelerates?

Every transaction we do has a unique integration plan which is tailored to the capabilities we are acquiring and the strategy we are pursuing. The degree of integration differs depending on the capability. With DBRS, for instance, we acquired a credit ratings business in Canada and Europe which did not exist at Morningstar. Therefore, the focus was on combining our U.S. methodologies and operations. The Sustainalytics acquisition brought ESG research and data into Morningstar and we’ve been leveraging that across our various products and services. And, as we have stated, our plan is to integrate LCD into the PitchBook platform to complement the private market data that exists within it today. Across all acquisitions, we work to leverage our corporate functions where appropriate (finance, information technology, HR, sales, etc.) in our integration plans to drive efficiencies which allow us to further scale.

While we do not disclose revenue per headcount by product area, we’ve noted that we continue to invest behind our acquisitions to accelerate growth and drive returns. That was core to the investment thesis for DBRS, Sustainalytics, and PitchBook. These areas have been important organic growth drivers over the past few years, and, based on our analysis, we are confident we are making the right investment decisions to capitalize on market opportunities.

Cloud Transition

11)	Many peer companies have been able to improve both margins, capital intensity and time to market on new product initiatives by moving some of their tech stack to either a hybrid or public cloud infrastructure. Where is Morningstar in that transition and can you share any more targets for cloud transition?

Morningstar, like many companies, is in the midst of its cloud transition. That includes migrating our on-premise data centers to the cloud and building new products and capabilities in that environment. Over time, we expect that migration to translate to lower capital expenditures for physical hardware and higher operating expenses in certain areas for cloud computing capacity. The cloud offers more flexibility and a more variable cost model relative to the fixed capacity in our physical data centers.

Most of our current products leverage cloud capabilities today, a transition which has accelerated feature and service delivery via technology that is secure, reliable, and cost effective. Examples of features currently offered over the cloud include Analytics Lab, direct indexing, and Morningstar Investor, our enhanced individual investor portal.  New product development is also focused on leveraging cloud native services which will further our ability to rapidly innovate and experiment through developer self-service.

Customers

12)	Is it fair to say that the strategy from a client perspective is to increase mix, particularly targeting growth with institutional asset managers and corporates where the TAM is larger and margins are generally bigger versus Morningstar’s traditional wealth clients?

In recent years, our client footprint and product lineup has changed through both our acquisitions and organic growth into new markets. As we’ve grown, we continue to look for ways to better meet the needs of current and potential clients. Within the institutional asset manager segment, we see good growth prospects for Sustainalytics and Indexes. Within the corporate market, we enjoy a leading position in the second opinion provider business and also have seen meaningful gains for PitchBook. Meanwhile, DBRS Morningstar is leveraging our relationships with global investors and the accepted use of its credit ratings by central banks to drive growth in corporate ratings in Europe; in the US it is making an entry in the middle market private corporate market.

DBRS Morningstar

13)	SPGI and MCO have both taken their guidance for 2022 down in their ratings business due to the macro slowdown in corporate issuance. What is the current mix of DBRS by products (i.e., corporate vs. structured products)? As DBRS was not public during the Great Financial Crisis, how should we think about the cyclicality of that business?

In 2021, structured finance ratings accounted for roughly two-thirds of DBRS Morningstar’s revenue, while ratings assigned to corporates and financial institutions made up roughly another third. A small percentage came from data products. This varies by region, with the Canadian franchise having a roughly 70/30 split in favor of corporates. Within that region, we do not believe that our cyclicality is much different than that experienced by the other three ratings agencies.

In the US and Europe, where our business is more heavily dominated by structured finance, we are more susceptible to interest-rate volatility and issuance volumes in that segment. Structured finance issuance is only loosely correlated with debt issued by corporates or banks. While the overall activity of capital markets, the state of the economy, and refinancing needs are important drivers of all debt issuance, the successful placement of new structured finance debt depends on additional factors such as the risk and liquidity premiums of structured products compared to unsecured debt, the availability of funding alternatives provided by banks and insurance companies, and regulatory treatments of structured finance products.

While we are not immune to cyclicality and the impacts of market volatility in credit ratings, our profile is very different today than it was back in 2008. Today, DBRS Morningstar operates a business approaching $300 million in revenue and is more diverse across asset classes and geography, with a larger recurring-revenue base. That mix puts us in better position to ride out cycles and with opportunities to see certain areas of our business perform better, if others are impacted by market conditions.

PitchBook

14)	What percentage of clients or users use PitchBook as their primary research platform? What are the implications for PitchBook in a recessionary environment? From a wallet share perspective, do clients generally allocate more budget to PitchBook from more expensive solutions (Capital IQ, etc.) or migrate to more affordable alternatives (Preqin, etc.) in the downturn?

While we don’t track the percentage of clients who use PitchBook as their primary research platform, we are confident in our ability to provide value to clients regardless of market environment as supported by our continued growth in challenging conditions in 2020 and through the first half of 2022. In the event that clients want to consolidate their research solutions, we are confident that our data, product, and service will stack up well against any other provider, regardless of relative cost.

15)	At the 2022 Shareholder Meeting, PitchBook's TAM was updated to 4.9 bn from 3.5 bn. Can you walk through the major reasons for the upgrade? Was that driven by a firm count increase or definition change? Also, where does your firm count assumption come from?

Our methodology for sizing PitchBook’s total addressable market (TAM) has remained consistent with the methodology we disclosed in 2021. To be included in the TAM, a firm must be active in at least one use case that PitchBook supports (three use cases for our companies client segment). Examples of use cases include identification of comparables and valuation work, deal sourcing, market intelligence, raising capital, etc.

As PitchBook has added data and capabilities to its platform, it has been able to meet more client use cases, contributing to the growth of its TAM. So, for example, as PitchBook continues to invest in building new data, research, and technology for limited partners, it’s seen the addressable market in that segment grow over 9% YoY, representing over 7% of our TAM. Overall, the count of firms in PitchBook’s TAM grew by 26% as of our 2022 estimate, driven primarily by the companies and core client segment. That expansion and consistent growth in the average addressable revenue generated per customer have driven the increase in PitchBook’s TAM.

16)	Given the high growth rate of Pitchbook, are there other KPIs investors should focus on such as LTV/CAC or some other unit economic metric to help us understand the value that is being created given the likelihood that margins are below corporate average at this point in time?

We do not disclose LTV/CAC or related ratios but can share that our LTV/CAC (which compares the average cost of acquiring a customer to the average lifetime value of a customer) is very strong relative to industry benchmarks.  In 2021, we had a net renewal rate of 127%, further supporting our ability to create value and grow at scale. Finally, PitchBook’s Net Promoter Score (NPS) of 56 as of May 2022 also demonstrated customer satisfaction with the product. (NPS scores are used to aid sales, service, and most importantly product to understand trends in user satisfaction and sentiment. Scores below zero present a real need for product and service improvements, scores 0-30 are considered good, 30-70 great, and 70+ excellent. For more detail on how Morningstar uses NPS scores, please see our September 2020 response.)

Wealth Management

17)	From your current disclosures, how should I measure the progress of your investment in the Wealth Management and Direct Indexing businesses? What are the expected major financial outcomes from these investments? Do those investments mainly materialize as AUM growth rate and fee rate improvements in Investment Management?

Wealth Management Solutions has a robust portfolio of products and we are investing in many of them, including the US TAMP, Morningstar Wealth Platform (formerly Praemium’s UK and International business), Morningstar Office, ByAllAccounts, and Morningstar Investor. We believe these investments will allow us to serve a broader base of advisors and investors, driving license- and asset-based fees from these products. This includes direct indexing, which we expect to be a key driver of AUM growth. Across our Wealth areas, as we grow and further integrate our capabilities, we are focused on increasing assets and our revenue per advisor over time.

18)	Within the many emerging open-architecture/modular TAMP providers, why did you choose to invest in SMArtX? Do you have any plans to offer SMArtX's third-party marketplace in Morningstar TAMP in the future?

SMArtX has a track record of building products that offer flexibility, advisor choice and personalization at scale, which aligns with our mission of empowering investor success and the demands of advisors. SMArtX’s technology platform will be integral to delivering a larger selection of investment offerings through Morningstar’s TAMP and we’ll be sharing more details about this in the second half of the year.

Morningstar.Com/Individual Investors

19)	From your forums, there seems to be widespread dissatisfaction with the re-write of the portfolio capability. You have an estimate of anticipated loss of premium subscribers, either in numbers or in dollars?

We are excited about the June launch of Morningstar Investor, which offers an enhanced experience to Morningstar Premium. We believe that Morningstar Investor offers significant improvements over Premium including financial account linkage, a rebuilt investment screener, customized research feeds, watchlists and several other features built in a fast and modern user interface. We expect these features and future ones on our roadmap to expand the addressable market of individual investors.

We have a passionate and loyal core customer base that has been relying on our Portfolio tool for years and has been very active in their feedback on Morningstar Investor’s new portfolio tool. The feedback to date has largely been focused on gaps in features, which the team is actively working to close, with completion expected in the next couple of months. In the meantime, our legacy portfolio tools continue to be accessible and will remain so for several months.

We saw a brief spike in cancellations in our weekly metrics which has since reverted to normal levels. Subscriptions to Investor have run at a slightly higher rate relative to the pre-launch period. Taken together, we have seen minimal impact to net subscription numbers and revenue for this product.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: July 22, 2022	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer